Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Forms S-8 and S-3 (Nos. 333-231176, 333-251017, 333-249759, 333-249167, 333-240317, 333-239028, 333-223489, 333-263173, and 333-279205) of SouthState Corporation and subsidiaries of our report dated February 24, 2023, except for Note 28, as to which the date is February 21, 2025, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries as of December 31, 2022, and for the period ended December 31, 2022, which report appears in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

February 21, 2025